Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 15

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock pursuant to Purchase Agreement	185,000	$5.75	05/15/2026